EXHIBIT 5.1.1

COMMERCIAL LAW GROUP, P.C. ATTORNEYS & COUNSELORS	2725 OKLAHOMA TOWER ■ 210 PARK AVENUE OKLAHOMA CITY, OKLAHOMA 73102-5643 TELEPHONE: 405.232.3001 FACSIMILE: 405.232.5553

June 30, 2006

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; June 2006 Common Stock and 6.25% Mandatory Convertible Preferred Stock; Our File Nos. 3520-0209 and 3520-0210

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-3 (Registration No. 333-130196) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on December 8, 2005, of certain securities of the Company including (i) shares of the Company’s common stock, par value $.01 per share (including the attached preferred share purchase rights, the “Common Stock”), and (ii) shares of the Company’s preferred stock, par value $.01 per share, in one or more series (the “Preferred Stock” and, together with the Common Stock, the “Securities”) which may be issued in the form of depositary shares evidenced by depositary receipts, and the prospectus contained in the Registration Statement (the “Base Prospectus”). We have also participated in the preparation of (i) the prospectus supplement dated June 27, 2006 (the “Common Stock Prospectus Supplement”) to the Base Prospectus relating to the offering and sale of up to an aggregate of 28,750,000 shares of Common Stock (the “Offered Shares of Common Stock”) pursuant to an Underwriting Agreement dated June 27, 2006 among the Company and the underwriters named in the Schedule A thereto (the “Common Stock Underwriting Agreement”) and (ii) the prospectus supplement dated June 27, 2006 (the “Preferred Stock Prospectus Supplement”) to the Base Prospectus relating to the offering and sale of up to an aggregate of $575,000,000 of 6.25% Mandatory Convertible Preferred Stock (the “Offered Shares of Preferred Stock” and, together with the offered shares of Common Stock, the “Offered Shares”) pursuant to an Underwriting Agreement Dated June 27, 2006 among the Company and the underwriters named in Schedule A thereto (the “Preferred Stock Underwriting Agreement” and, together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

EXHIBIT 5.1

In connection with this opinion, we have assumed that the Securities will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Offered Shares have been duly authorized and, when issued and paid for as contemplated in the Underwriting Agreements will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

/s/ Commercial Law Group, P.C.
COMMERCIAL LAW GROUP, P.C.

EXHIBIT 5.1